Exhibit 5.1

Melissa M. Gleespen
Vice President, Corporate Secretary and Chief Compliance Officer

October 23, 2020

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

Re:	CMS Energy Corporation - Stock Purchase Plan
Registration Statement on Form S-3

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Chief Compliance Officer of CMS Energy Corporation, a Michigan corporation (the “Corporation”), and have acted as such in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933 (the “Securities Act”), relating to the registration of 2,000,000 shares (the “Shares”) of common stock, par value $.01 per share, of the Corporation in connection with the Corporation’s Stock Purchase Plan (the “Plan”).

In rendering this opinion, I have examined and relied upon a copy of the Registration Statement. I have also examined, or have arranged for the examination by an attorney or attorneys under my general supervision, originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, it is my opinion that:

1.	The Corporation is duly incorporated and validly existing under the laws of the State of Michigan.

2.	The Corporation has the corporate power and authority to authorize and sell the Shares.

3.	The Shares, when duly issued in accordance with the provisions of the Plan set forth in the prospectus included in the Registration Statement, will be legally issued, fully paid and non-assessable.

For the purposes of this opinion, I have assumed that, at the time of the issuance, sale and delivery of the Shares: (i) the authorization thereof by the Corporation will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof, and (ii) the Restated Articles of Incorporation and the bylaws of the Corporation, as currently in effect, will not have been modified or amended and will be in full force and effect.

I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

I am a member of the bar of the State of Michigan and I express no opinion as to the laws of any jurisdiction other than the State of Michigan and the federal law of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares and all references to me included or made a part of the Registration Statement.

Very truly yours,

/s/ Melissa M. Gleespen

Melissa M. Gleespen